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                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into as of September 8, 2006 by and between Perrigo Company, a Michigan corporation (together with its Affiliates, as defined below, the "Company"), and Joseph C. Papa (the "Executive") (the "Agreement"). The Company and the Executive may be referred to in this Agreement individually as a "party" or collectively as the "parties".

     WHEREAS, the Company and Executive desire to enter into this Agreement pertaining to the Company's employment of the Executive, which will commence on October 9, 2006 (the "Effective Date").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is acknowledged, the Executive and the Company agree as follows:

1. DUTIES AND SCOPE OF EMPLOYMENT.

     (a) Subject to the terms of this Agreement, the Company agrees to employ the Executive as its President and Chief Executive Officer during the Employment Term (as defined in Section 2 below), and the Executive agrees to remain in the employ of the Company during the Employment Term.

     (b) The Executive shall be appointed as a member of the Board of Directors of the Company (the "Board") at the first regularly scheduled Board meeting coincident with or next following the Executive's commencement of employment with the Company, and the Board shall use its best efforts to cause the Executive to continue as a member of the Board during the Employment Term.

     (c) The Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the Board. The Executive's duties shall include providing services for both the Company and its Affiliates, as determined by the Board; provided that the Executive shall not, without his consent, be assigned any material tasks that would be inconsistent with those of President and Chief Executive Officer. The Executive will have such authority, power, responsibilities and duties as are inherent to his position (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him hereunder. For purposes of this Agreement, the term "Affiliate" shall mean any corporation, partnership, joint venture, business or other entity in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company or any successor to the Company.

     (d) While Executive is employed by the Company, Executive shall devote his full time (reasonable sick leave and vacations excepted) and best efforts, energies and talents to serving the Company; provided, however, that during the Employment Term, the Executive may devote reasonable time to pursue activities other than those required under this Agreement, including activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, serving on the board of directors of other profit or not-for-profit organizations (subject to the Board's approval), and other similar activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the


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     Executive's duties under this Agreement or conflict in any material way with the Company's business.

     (e) Notwithstanding anything to the contrary, this Agreement and the commencement of the Executive's employment with the Company shall be contingent on the Company's receipt of an acceptable background investigative report that has been approved by the Chair of the Board's Compensation Committee (the "Compensation Committee"). The General Counsel of the Company shall notify the Executive in writing when the Compensation Committee Chair has approved the background report.

2. EMPLOYMENT TERM. This Agreement shall govern the terms and conditions of Executive's employment and any termination thereof from the Effective Date until the second anniversary of the Effective Date (the "Employment Term"). Thereafter, the Agreement shall automatically be extended for additional 12-month periods unless either party to this Agreement provides written notice of non-renewal to the other party at least 120 days before the last day of the Employment Term. The term "Employment Term" shall also include any renewal period under the foregoing provisions of this paragraph 2.

3. COMPENSATION AND BENEFITS. Subject to the terms of this Agreement and during the Employment Term, the Company shall compensate the Executive for his services as follows:

     (a) Base Salary. The Executive shall receive base salary at an annual rate of $700,000, payable in substantially equal semi-monthly installments (the "Salary"). Commencing in or around August 2007, the Executive's Salary shall be reviewed by the Board and the Compensation Committee. Any adjustment in salary will take effect on October 1, 2007. Thereafter Executive's salary will be subject to an annual review pursuant to the Company's normal review process for Executive Committee members. The Executive's Salary shall not be reduced, except pursuant to an across the board reduction in base salary for executive employees.

     (b) Annual Bonus. The Executive shall be entitled to participate in the Management Incentive Bonus ("MIB") Plan administered by the Compensation Committee, or any successor annual bonus plan or arrangement generally made available to the executive officers of the Company. The MIB shall provide the Executive with a target bonus opportunity of not less than 100% of annual Salary for each fiscal year of the Company; provided that the Executive shall be guaranteed a minimum bonus under the MIB for the fiscal year ending June 30, 2007 of 100% of Executive's pro-rated target bonus for such fiscal year. Any bonus payable under this paragraph 3(b) shall be paid in accordance with the terms of the MIB plan.

     (c) Long Term Incentive Compensation.

          (i) Initial Stock Award. On the Effective Date, the Executive shall be granted an award (the "Initial Award") consisting of: (x) an option to purchase shares of common stock of the Company, the number of which shall be determined by dividing $605,000 by the Black-Scholes value of a Company stock option on the date of the grant and the exercise price of which shall be the average price of the stock on the Effective Date; (y) shares of service-based restricted stock, the number of which shall be determined by dividing $2,166,000 by the average price of the Company's common stock on the Effective Date; and (z) shares of performance-based restricted stock, the number of which shall be determined by dividing $309,000 by the average price of the Company's common stock on


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          the Effective Date. The Initial Award shall be subject to the terms and conditions of a Long-Term Incentive Award Agreement, which shall provide, among other things, that the restrictions on one half of the service-based restricted shares will expire on October 1, 2007 and that the restrictions on the remaining one half of the service-based restricted shares will expire on October 1, 2008 based on continued employment.

          (ii) Beginning with the Company's next regular annual equity grant in August 2007, the Executive shall be entitled to receive additional annual stock-based awards with a value of 100% of Executive's targeted annual cash compensation (Salary plus target MIB bonus).

     (d) Deferred Compensation. The parties agree and acknowledge that Executive may make payments and contributions in certain deferred compensation plans maintained by and through the Company.

     (e) Employee Benefits. During the Employment Term, Executive shall be eligible to participate in all employee welfare and retirement benefit plans and programs provided by the Company to its senior executives, subject to the terms of those plans or programs as they may be modified from time to time, including without limitation any profit sharing plan, any life, accident, medical, hospital or similar group insurance plans, and any other fringe benefit plan. Executive will be eligible for four weeks of vacation in accordance with the Company's policy each year.

     (f) Business Expenses. During the Employment Term, and upon submission of appropriate documentation in accordance with the Company's policies in effect from time to time, the Company will pay or reimburse the Executive for all reasonable business expenses that the Executive incurs in performing the Executive's duties under this Agreement, including, but not limited to, travel, entertainment, professional dues, and subscriptions in accordance with the Company's policies.

     (g) Temporary Housing and Moving Expenses. For a period of up to ninety days following the Effective Date, the Executive shall be entitled to reimbursement for temporary housing expenses, air travel and other out-of-pocket travel expenses in connection with commuting from his residence in New Jersey to his temporary residence in western Michigan, including reimbursement of expenses relating to family travel for purposes of locating permanent housing in Michigan. Expenses related to the Executive's relocation to Michigan shall be fully reimbursed, subject to the terms of the Company's relocation policy for executives that has previously been given to and received by the Executive. All reimbursements under this paragraph 3(g) shall be subject to the Executive's presenting supporting documentation of such expenses as may be reasonably required by the Company.

4. TERMINATION. The Executive's employment with the Company during the Employment Term may be terminated under the following circumstances.

     (a) Death. The Executive's employment shall terminate upon his death.

     (b) Disability. If the Executive becomes Disabled, the Company may terminate his employment with the Company. For purposes of this Agreement, the Executive shall be deemed to be "Disabled" if (i) he is eligible for disability benefits under a Company long term disability plan, or (ii) he has a physical or mental disability which renders him incapable, after reasonable


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     accommodation, of performing substantially all of his duties hereunder for a period of 180 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer him to a licensed practicing physician of the Company's choice and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate. The determination of such physician shall be final and binding on the Company and Executive.

     (c) Cause. The Company may terminate the Executive's employment immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, "Cause" means (i) gross negligence or willful and continued failure by the Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful misconduct by the Executive that is demonstrably and materially injurious as determined in the sole discretion of the Board, to the Company, monetarily or otherwise; (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that his creditability and reputation no longer conforms to the standard of senior executives of the Company; (iv) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the Executive at the expense of the Company; (v) Executive's conviction of, or plea of nolo contendre to, a felony; or (vi) a material breach of this Agreement. For purposes of this paragraph, no act or failure to act shall be deemed "willful" unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

     (d) Termination by Executive. The Executive may terminate his employment with the Company at any time for any reason by giving the Company prior written notice not less than 30 days prior to such termination. Any termination pursuant to this paragraph 4(d) shall preclude a later claim that such termination was for Good Reason.

     (e) Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

     (f) Termination by the Company without Cause. The Company may terminate the Executive's employment hereunder at any time for any reason by giving the Executive prior written notice not less than 30 days prior to such termination; provided, however, that termination by the Company shall be deemed to have occurred under this paragraph 4(f) only if such termination by the Company is not pursuant to paragraph 4(b), 4(c) or 4(e).

     (g) Termination by the Executive for Good Reason. The Executive may terminate his employment with the Company immediately at any time for Good Reason, provided that the Executive gives the Company notice of such Good Reason within a reasonable period (but, except as provided below, in no event more than 30 days) after he has knowledge of the events giving rise to the Good Reason and provided further that the Company fails to correct such events within a reasonable period (but in no event more than 30 days) after receiving such notice from the Executive. Good Reason shall mean, without the Executive's consent, (i) any material breach or violation by the Company of paragraph 1(c), (ii) the failure by the Company to pay the Executive any portion of his current compensation within ten (10) business days of the date such compensation is due or otherwise declared payable,
     (iii) the failure by the Company to continue any incentive compensation plan in which the Executive participates that is material to his


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     compensation, unless an equitable substitute plan or alternative plan is made available to the Executive, (iv) the failure by the Company to obtain a satisfactory agreement from any successor to the business of the Company to assume and agree to perform this Agreement, or (v) the failure by the Company to retain Executive as Chief Executive Officer.

     (h) Date of Termination. "Date of Termination" means the last day that the Executive is employed by the Company under this Agreement under circumstances in which his employment is terminated in accordance with one of the foregoing provisions of this paragraph 4.

5. RIGHTS UPON TERMINATION.

     (a) If the Executive's Date of Termination occurs during the Employment Term for any reason, the Company shall:

          (i) Pay the Executive's Salary for the period ending on the Date of Termination.

          (ii) Make a payment in respect of unused vacation days, as determined in accordance with Company policy as in effect from time to time.

          (iii) Make any other payments or provide benefits pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination or are required by law to be offered for periods following the Executive's Date of Termination.

          The amounts payable under clauses (i) and (ii) above shall be paid in a lump sum as soon as practicable following such Date of Termination, and any amounts payable under clause (iii) above shall be paid in accordance with applicable law and with the terms of the applicable plan or arrangement.

     (b) If, during the Employment Term, the Executive's employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, and if the Executive executes and does not revoke a release of claims, as described in paragraph 5(e) below (a "Release"), then, in addition to the amounts payable under paragraph 5(a), the Executive shall be entitled to the following:

          (i) The Company shall pay the Executive an amount equal to 24 months of Salary and Target Bonus, at the rate in effect as of the Date of Termination, which shall be paid in regular payroll installments beginning as soon as practicable after the Date of Termination, but not later than 10 days after the expiration of the revocation period for the Release (except as required by paragraph 8 below); and

          (ii) The Initial Awards shall continue to vest for the applicable vesting period specified in the Long Term Incentive Award Agreement (so that the Initial Awards will vest as if the Executive continued as an employee of the Company and, in the case of performance-based restricted stock, based on Company performance). The Executive's outstanding vested stock options that are part of the Initial Awards (including options that will vest under this paragraph (ii)) will remain outstanding until the later of (x) 25 months after the Date of Termination, (y) 30 days after the last vesting date of an option under this paragraph (ii), or (z) any later applicable date specified in the Executive's Long Term Incentive Award


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          Agreement; provided, however, that in no event shall a stock option remain outstanding later than the expiration of the option term as specified in the Long Term Incentive Award Agreement.

          (iii) Stock options and restricted stock other than the Initial Awards shall continue to vest for a period of 24 months from the Date of Termination (so that the stock options and restricted stock will vest as if the Executive continued as an employee of the Company for the 24-month period and, in the case of performance-based restricted stock, based on Company performance). The Executive's outstanding vested stock options (including options that will vest under this paragraph (iii)) (other than the Initial Awards) will remain outstanding for the period ending 25 months after the Date of Termination, or any longer applicable period specified in the Executive's Long Term Incentive Award Agreement; provided, however, that in no event shall a stock option remain outstanding later than the expiration of the option term as specified in the Long Term Incentive Award Agreement.

     (c) Notwithstanding the terms of the MIB plan, if the Executive's Date of Termination occurs under paragraph 4(a) (relating to death), paragraph 4(b) (Disability), or, subject to the Executive's execution of a Release, paragraph 4(f) (termination without Cause) or paragraph 4(g) (termination for Good Reason), then, in addition to the amounts payable in accordance with paragraphs 5(a) and 5(b), the Executive will be entitled to a pro rata bonus payment for the fiscal year in which such Date of Termination occurs, which shall be an amount equal to the product of (A) the bonus the Executive would have received for the fiscal year in which his Date of Termination occurs if he had remained employed by the Company until the end of such year, multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year preceding the Executive's Date of Termination and the denominator of which is 365. Such pro rata bonus shall be payable in a lump sum payment on the next installment date on which bonus payments are made to participants in the MIB plan following the end of the fiscal year to which such bonus relates, but not later than 60 days after the end of such fiscal year (except as required by paragraph 8 below).

     (d) Notwithstanding any provision of this Agreement to the contrary, in the event that the Executive's Date of Termination occurs for the reasons set forth in paragraph 4(c) (relating to termination for Cause), or the Board reasonably determines that the Executive has violated the terms of paragraph 6, all outstanding options (vested and unvested), service-based Restricted Stock and performance-based Restricted Stock held by the Executive shall be immediately forfeited, and all payments and benefits under this Agreement, except those described in paragraph 5(a), shall cease and be permanently forfeited.

     (e) As a condition of payment of the benefits described in paragraph 5(b) and paragraph 5(c) above (with respect to termination without Cause or termination for Good Reason), the Executive shall be required to execute and not revoke a Release, which shall be a release, in a form provided by the Company, of all claims against the Company, its Affiliates and all related parties with respect to all matters arising in connection with the Executive's employment with the Company and the termination thereof.

6. RESTRICTIVE COVENANTS. Executive acknowledges the Company's willingness to employ and pay Executive as provided in this Agreement is expressly conditioned on Executive's undertaking and complying with the requirements in this paragraph 6.


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     (a) Confidential Information.

          (i) Executive covenants that he believes that he can legally work in the position for which he is being hired, and expressly agrees that he shall not disclose to the Company, or use in his employment with the Company, any trade secrets, confidential or proprietary information relating to any former employers, without the former employer's written consent.

          (ii) Executive recognizes and acknowledges that by reason of Executives' employment by and service to the Company, Executive will have access to proprietary or confidential information, technical data, trade secrets or know- how relating to the Company, which may include, but is not limited to, market and product research and plans, markets, products, services, customer lists and customers, advertising, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing and sales techniques, strategies and programs, intellectual property distribution methods and systems, sales and profit figures, pricing and discount plans, financial and other business information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that he will not, either during the Employment Term or after the Date of Termination, disclose any such Confidential Information to any person for any reason whatsoever (except as Executive's duties as an employee of the Company may require) without the prior written authorization of the Board, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding, in which case Executive will promptly inform the Company in writing of such required disclosure, but in any event at least two business days prior to the disclosure.

          (iii) All written Confidential Information (including, without limitation, in any computer or other electronic format) that comes into Executive's possession during the course of Executive's employment will remain the property of the Company. Unless expressly authorized in writing by the Board, Executive will not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of employment for any reason, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession, including without limitation all memoranda, notes, plans, records, reports, computer tapes and software, and other documents and data (and copies thereof) containing or relating to the Confidential Information.

     (b) Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the Company's actual or anticipated business, research and development or existing or future products or services, and that are conceived, developed or made by Executive during the Employment Term ("Work Product") belong to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitations, assignments, consents, powers of attorney, and other instruments). To the fullest extent permitted by applicable law all intellectual property (including patents,


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     trademarks, and copyrights) which are made, developed or acquired by
     Executive in the course of Executive's employment with the Company will be and remain the absolute property of the Company, and Executive shall assist the Company in perfecting and defending its rights to such intellectual property.

     (c) Non-Compete. In exchange for the consideration provided in this Agreement, Executive agrees that, during the Employment Term and for a period of two years after Executive's termination of employment with the Company for any reason, Executive will not, except with the prior written consent of the Board, directly or indirectly, engage in Competition. For purposes of this Agreement, "Competition" means that Executive is employed by, or provides consulting or other substantial services to, any company that in any way sells, manufactures, distributes or develops store brand and value brand OTC drug or nutritional products, topical generic prescription pharmaceutical products or any other products that the Company or an Affiliate is marketing or actively planning to market during Executive's employment with the Company or, with respect to the period after termination of employment, during the one year period ending on the Date of Termination. Notwithstanding anything to the contrary, Executive shall not be prohibited from being a passive owner of not more than 2% of the outstanding stock or equity of any entity that is engaged in competition and that is publicly traded, so long as Executive has no active participation in the business of such entity.

     (d) Non-Solicitation. Executive further covenants and agrees that during the Employment Term and for the period of one year after the Date of Termination, Executive will not, except with the prior written consent of the Board, directly or indirectly, solicit for employment any person who was an employee of the Company or an Affiliate at any time during the Employment Term for or on behalf of any employer other than the Company or an Affiliate for any position as an employee, independent contractor, consultant or otherwise. The Company agrees that the term "solicit for employment" shall not include general solicitations of employment not specifically directed toward an employee, newspaper or other periodical advertisements, or general searches conducted by professional recruiting firms. This covenant will not prevent Executive from giving references and will not preclude the solicitation or hiring or any individual following 12 months after the Date of Termination.

     (e) Executive agrees that (i) the covenants set forth in this paragraph 6 are reasonable in all respects, including, where applicable, geographical and temporal scope, and (ii) the Company and Executive would not have entered into this Agreement but for Executive's and the Company's covenants contained, and (iii) the covenants contained have been made in order to induce the Company and Executive to enter into this Agreement.

7. ENFORCEMENT REMEDIES/INJUNCTION.

     (a) Executive represents and acknowledges that (i) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms; (ii) Executive has been advised by the Company to consult legal counsel with respect to this Agreement and (iii) that Executive has had full opportunity, prior to execution of this Agreement, to thoroughly review this Agreement with counsel. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against either party. If, at the time of enforcement of this Agreement, in general, and Section 6, in


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     particular, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

     (b) Executive further acknowledges and agrees that a breach of any of the restrictions in paragraph 6 cannot be adequately compensated by monetary damages. Executive further agrees that the Company would be entitled to immediately stop making, and shall have no further obligation to make, any of the cash considerations set forth in this Agreement as being conditioned on the covenants contained in paragraph 6, and that all remaining unvested stock options and restricted stock (other than the Initial Award) will be forfeited if Executive breaches the provisions of paragraph 6 and that, in any event, the Company will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits, and other benefits arising from any violation of paragraph 6, which rights will be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     (c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of paragraph 6, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Western District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allegan or Kent Counties, Michigan,
     (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.

8. SECTION 409A OF THE INTERNAL REVENUE CODE.

     (a) This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments under this Agreement that are subject to section 409A may only be made upon an event and in a manner permitted by section 409A. If the Executive is considered a Key Employee (as defined below) and any payments upon termination of employment are required to be delayed for a period of six months in order to comply with section 409A of the Code, the payments shall be postponed for the required six-month period under section 409A. At the end of the six-month period, the accumulated withheld amounts under this Agreement shall be paid in a lump sum payment within five days after the end of the six month period. If the Executive dies during such six-month period prior to the payment of benefits, the accumulated withheld amounts under this Agreement shall be paid to the personal representative of the Executive's estate within 60 days after the date of the Executive's death.

     (b) The term "Key Employee" shall mean an employee who, at any time during the 12-month period ending on the identification date (defined below), is
     (i) an officer of the Company or an Affiliate (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $135,000 (or such other amount as may be in effect under Section 416(i)(1) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the


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     determination of Key Employees as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Key Employees, including the number and identity of persons considered officers, shall be made by the Company in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

9. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Company will, during and after termination of employment, indemnify Executive (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim or investigation to which Executive is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, Executive will be covered under any directors and officers' liability insurance policy for his or her acts (or non-acts) as an officer or director of the Company or any of the subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

10. ASSIGNMENTS/TRANSFERS/EFFECTS OF MERGER.

     (a) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

     (b) This Agreement will not terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

     (c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder.

     (d) This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, designees or legatees. None of Executive's rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law. If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive's death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or person appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive's estate.

11. NOTICES. All notices and other communications required or provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):


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

To the Company:                         with a copy to:

     Perrigo Company                    Perrigo Company
     515 Eastern Avenue                 515 Eastern Avenue
     Allegan, Michigan 49010            Allegan, MI 49010

     Attn.: Sr. Vice President of       Attn: General Counsel
            Global Human Resources

To the Executive:

     Joseph C. Papa
     One Deer Hill Road
     Chester, NJ 07930

Notice and communications shall be effective when actually received by the addressee.

12. TAX WITHHOLDING. All payments under this Agreement shall be made subject to applicable tax withholding.

13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

14. WAIVER OF BREACH. No waiver of any party of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

15. AMENDMENT. This Agreement may be amended or canceled only by mutual written agreement of the parties without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

16. SURVIVAL OF AGREEMENT. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the Executive and the Company relating to the subject matter hereof.

18. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

19. FUTURE COOPERATION. Executive agrees that upon the Company's reasonable request following Executive's termination of employment, Executive will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by


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

the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. Executive will be entitled only to reimbursement for any reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

20. NO CONFLICT. Executive represents and warrants to the Company that his acceptance of employment and the performance of his duties for the Company will not conflict with or result in a violation of, or breach of, or constitute a default under any contract, agreement, or undertaking to which Executive is or was a party or of which Executive is or aware and that there are no restrictions, covenants, agreements or limitations on their right or ability to enter into and perform the terms of this agreement.

21. COUNTERPARTS. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date written above.

EXECUTIVE                               PERRIGO COMPANY


/s/ Joseph C. Papa                      By /s/ Gary K. Kunkle, Jr.
-------------------------------------      ------------------------------------
Joseph C. Papa                             Gary K. Kunkle, Jr.
                                           Compensation Committee Chair


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